Exhibit 99.2

Tianyin Pharmaceutical Inc.

Fiscal Year 2011 Annual Financial Results Conference Call

September 27, 2011

Operator:  Good day, ladies and gentleman. Thank you for standing by. Welcome to the Tianyin Pharmaceutical Fiscal Year 2011 Annual Financial Results Conference Call.

During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, you can press the star, followed by the two, and if you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Tuesday, September 27th, 2011.

I would now like to turn the conference over to James Tong of Tianyin Pharmaceutical. Please go ahead.

James  Tong: Thank you, Operator. Good morning, good evening, ladies and gentlemen. Welcome to Tianyin Pharmaceutical’s Fiscal Year 2011 Earnings Conference Call. I am James Jiayuan Tong, Chief Financial Officer and Chief Business and Development Officer of TPI, along with Dr. Guoqing Jiang, Chairman and Chief Executive Officer of the Company; Simon Min Ren, Director of Investor Relations of Tianyin Pharmaceutical.

During this conference call, we will be reviewing the fiscal year 2011 financial highlights, followed by the question and answer period. Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Any statements set forth in this presentation that are not historical facts or forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. Forward-looking statements contained in this presentation are made only for this date and TPI is not under any obligation to revise or update these forward-looking statements.

Fiscal year 2011 ended June 30th, 2011, financial highlights: The fiscal year 2011 revenue delivered $95.2 million, exceeding the $90 million revenue guidance of fiscal year 2011, a gain of 48.9% year-over-year from $63.9 million in fiscal year 2010. Income from operation increased 23.1% year-over-year to $18.1 million from $14.7 million in fiscal year 2010. Net income, excluding non-cash equity compensation of $1.9 million, increased to $17.5 million, up 35.4% year-over-year from $13.0 million in fiscal year 2010. Net income exceeded the $16.0 million net income forecast, excluding non-cash equity compensation.

Earnings per share increased to $0.55 per basic share or $0.53 per diluted share, up from $0.47 per basic share or $0.40 per diluted share in fiscal year 2010, a gain of 17% and 32.5%, respectively. Cash and cash equivalents totaled $31.7 million on June 30th, 2011, or $1.12 per basic share in cash.

Targeting Jiangchuan macrolide facility (“JCM”) GMP certification in October 2011. We are reaffirming $30 million JCM macrolide API revenue for the first year of operation.

Sales for the fiscal year ended June 30th, 2011, delivered $95.2 million for the fiscal year 2011, up 48.9% from $63.9 million for the fiscal year 2010, supported by our continued sales channel expansion and market penetration for our current product portfolio. The results exceeded our target $90 million for fiscal year 2011 guidance, which validate our growth strategy.

Among the revenue mix, the revenue contribution from TPI’s organic portfolio delivered $78.1 million, a gain of 22.2% over $63.9 million in fiscal year 2010. We are exploring various growth strategies to sustain the current momentum. In addition to introducing distribution revenue from Tianyin Medicine Trading (“TMT”), and macrolide API revenue from JCM, for our core product portfolio, we are focusing on AAA and AA hospitals in major cities of China as an in-depth approach to develop high-end hospital pharmaceutical market.

Lead product sales are Ginkgo Mihuan Oral Liquid (“GMOL”), $20.5 million; Apu Shuangxin (“APU”), $6.6 million; Xuelian Chongcao (“XLCC”), $4.1 million; Azithromycin Dispersible Tablets (“AZI”), $3.9 million; Qingre Jiedu Oral Liquid (“QRE”), $2.9 million, which totaled $38 million or 48.7% of the organic portfolio revenue.

Cost of sales, for the fiscal year ended June 30th, 2011, was $52.7 million or 55.4% of the revenue compared with $30.6 million or 47.9% of the revenue for the fiscal year 2010. Our cost of sales primarily consists of the cost of direct raw material, labor, depreciation, amortization of manufacturing equipment and facilities and other overhead. The increase of our cost of sales from the previous year was due to the additional distribution business through TMT amounting to $17.1 million at 11% gross margin; two, pricing pressure on generic pharmaceutical sales; and three, increase of raw material costs.

Gross profit for fiscal year 2011 was approximately $42.5 million with a 44.6% gross margin compared with $33.3 million with 52.1% gross margin in the previous year. The decrease in gross margin was attributed to the addition of TMT revenue, the distribution arm of TPI, whose gross margin averaged 11%. The pricing pressure on our generic products also contributed to the reduction of the gross margin. During the fiscal year 2011, our organic product portfolio delivered approximately 52% of gross margin, about 0.8% lower than 52.8% in fiscal year 2010. Given the blend of TMT lower margin distribution revenue and recent gross margin compression associated with our proprietary portfolio under the current pricing trend, we anticipate that our overall gross margin in the near term on a quarter-to-quarter comparison basis may trend lower, but on a sequential basis, should stabilize and improve depending upon the revenue mix, percentage of TMT revenue, upcoming JCM macrolide APR revenue as compared to the proprietary portfolio’s revenue performance.

Operating and R&D expenses were $24.4 million in fiscal year 2011 compared with $18.6 million in fiscal year 2010. Continued sales, payroll and marketing expenses increase are the major components of the operating expenses. Operating expenses also included $1.9 million of share-based compensation payment for TPI employees.

Net income was $15.6 million in fiscal year 2011 compared with $11.9 million in fiscal year 2010. The increase in our net income was mainly driven by the revenue growth. The pro forma net income, excluding the non-cash share-based compensation payment will become $17.5 million for fiscal year 2011 compared with $13.0 million for the fiscal year 2010.

We have reached our target of 900 hospitals by the end of fiscal year 2011, ended June 30th, 2011, compared with 850 hospital coverage at the beginning of fiscal year 2011.

Diluted earnings per share for the fiscal year 2011 were $0.53, up 32.5% from the earnings of $0.40 per diluted share for the fiscal year 2010, based on 29.7 million shares and 30.1 million shares, respectively.

Balance sheet and cash flow. As of June 30th, 2011, we had working capital total of $38.5 million, including cash and cash equivalents of $31.7 million. Net cash generated from operating activities were $14.2 million compared with $15.4 million for fiscal year 2010, which was mainly due to the change in fair value in warrant liability of $(1.6) million compared with a gain of $0.16 million in the previous year. In fiscal year 2011, accounts receivable also improved at $9.0 million or 9.5% of the total revenue as compared with $8.2 million or 12.8% of the fiscal year 2010 revenue. We believe that TPI is adequately funded to meet all our working capital and capital expenditure needs for fiscal year 2012.

Net cash used in investing activity for the fiscal year 2011 totaled $(11.7) million compared with $(8.8) million in 2010, which were mainly related to JCM construction and pipeline development. Net cash used in financing activity for fiscal year 2011 totaled $1.1 million, which is related to short-term bank loan of $1.2 million as compared with $8 million in fiscal year 2010, mainly due to the minus $1.4 million paid dividend and $8.9 million additional paid in capital related to the 2009 financing.

Business outlook.

Jiangchuan macrolide project (JCM). JCM facility is currently under inspection for environmental and safety standards, which will be immediately followed by the API production and GMP certification of the project. We reaffirm our first year JCM macrolide API revenue forecast of $30 million.

Tianyin Medicine Trading Distribution Business (TMT). Since the signing of the one-year distribution rights in last November with Jiangsu Lianshui Pharmaceutical to distribute Lianshui-branded generic injection products including cough suppressants, antibiotics and anti-inflammatory medicines, the TMT Distribution Business delivered $17.1 million in revenue.

Future forecast.

We have met and exceeded the $90 million revenue guidance and the $16 million net income forecast, excluding any non-cash expenses due to the stock compensation plans or stock option expenses. As a result of the price reduction on generic pharmaceutical products nationwide, due to the ongoing healthcare reform, our generic sales, which makes up approximately 40% of total revenue, has been under pressure. Our analysis of the market conditions suggests that although the pricing pressure is likely to continue, the JCM revenue, along with the TMT Distribution revenue and our refocusing on the AAA and AA hospitals effort for our proprietary core product portfolio, are expected to support the growth of TPI for the coming fiscal year. We reaffirm our forecast of JCM $30 million first year revenue guidance. Management will continue to value the Company’s business outlook and communicate any changes on a quarterly basis with our investors as and when appropriate.

Thanks. Operator, please open the question and answer period.

Operator:  Thank you, sir. Ladies and gentlemen, as a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, you can press the star, followed by the two. And if you are using speaker equipment today, please lift the handset before making your selection. Once again, if you would like to ask a question, please press the star, followed by the one at this time.

Our first question is from the line of Adam Waldo with Lismore Partners. Please go ahead.

Adam  Waldo: Yes, James, thanks very much for taking my question and for holding the call. I have actually two questions. My first concerns fiscal 2012 guidance. In past years, your practice has been to offer some initial guidance following the prior year fiscal year end, i.e. on this conference call. And I wonder if the reason for not offering specific fiscal 2012 guidance at this juncture is the current uncertainty as to the final timing of the JCM certification, or are there other factors as well? And, along with that, can you comment on the extent to which you might be seeing some commodity price pressures easing here, given recent sharp declines in many industrial and agricultural commodities?

James  Tong: I see. Adam, thanks for the question. Yes, we did give quite exact guidance for the previous three years and now, during the healthcare reform, we found that the pharmaceutical market or innovative medicine, patent medicine, including the generic pharmaceutical market, has been rapidly evolving on day-to-day basis or quarter-by-quarter basis. That was the reason that, if you look at our fourth quarter, you know, before the fourth quarter reported, we have lowered our revenue guidance.

One reason is because JCM hasn’t started; second of all, it’s due to the generic pressure. We want to monitor the changes when—on the policy and the trends as a result of policy stabilize, I think we can really give, you know, better clarity and I will present a better guidance for our investors. At this moment, our effort has been dedicated to, you know, JCM and TMT’s distribution revenue, which is selling quite a few essential drugs which are highly favored by the healthcare reform, even though distribution revenue is lower margin. And third of all, the Company is refocusing on the high-end hospitals which could have a better pricing and higher volume of sale into these hospitals. When these efforts pan out, I think that we can really go back to our investors and tell them what we think of the next few quarters. Before then, we try to stay conservative.

Adam Waldo: So would it be your expectation to be able to offer some more specific fiscal 2012 guidance on your fiscal first quarter conference call in November?

James Tong: Yes.

Adam Waldo: Okay. And then my other question is a much higher level question. And that is, you know, depending on how you calculate it, you have about a dollar a share in cash and you have sort of EBITDA of—in excess of $0.60 a share. So your shares are trading in the public market at less than 1 times enterprise value to EBITDA. So, you know, a reasonable investor here might ask the question of management, “Why are we public? We’re not getting any benefit from that. We continue to grow rapidly but the stock is valued as if we’re basically going out of business tomorrow or in liquidation.” Would you care to comment on that?

James Tong: At this moment, we are––yes, it is truly a high-end question that we couldn’t comment on the general market. Individual stocks have their own drivers and their drivers change from time to time. We are good at running our business and developing our growth strategies. But for the capital market, I think that what you were referring to is privatization or the other capital market strategy, we’re actually not very experienced. We just came to public three years ago and then grew our business with very limited financing of about $15 million in total. We have been meeting investors and they’re telling us the ideas and so far, we have not reached any conclusions. So, sorry, Adam, I think that that’s all we can comment on at this point.

Adam Waldo: Well, let me just push you a little further on that. I mean, as a private company, management could pay itself a lot more. It could own, obviously, the entire company and basically take itself private with the cash on the balance sheet and a small amount of bank debt. Is that something that you have been discussing?

James Tong: Various possibilities have come to the discussion topics, either brought by the investors or by other interested parties. We have looked at those possibilities but, you know, we really haven’t reached any conclusion at all.

Adam Waldo: Okay, thank you.

James Tong: Thanks.

Operator: Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. And as a reminder, if you are using speaker equipment, please lift the handset before making your selection.

The next question is from the line of Jonathan London, a private investor. Please go ahead.

Jonathan London: Good morning and good evening. Congratulations on continued strong growth. I’ve followed the Company since 2007, and I continue to be pleased with the performance. However, I would like to ask a question related to the internal controls at the Company and what is management doing to address the weakness in internal controls?

James Tong: Thanks, Jonathan. For the internal control, you see our disclosure in the previous quarters and then in this K that we are currently looking for more GAAP-experienced financial persons and also bilingual persons in financing, in the financial department, and also to strengthen the internal controls. At the moment, we are looking for candidates for the title of VP of Finance, to further strengthen our internal control. And since we are located in southwest of China, it is less easy to find a bilingual and capable financial person who has international experience compared with Beijing or Shanghai. So we are looking for these candidates and we have actually advertised on our website, and so we have been interviewing so if we have a development on strengthening the internal control staff, we will certainly communicate with––this effort with our investors.

Jonathan London: Is the Company using any international search firms or executive search firms to try and find anyone?

James Tong: At this moment, we haven’t used any particular search firm but we have some of the websites, like 51 Jobs and, you know, they have various leads, you know, the talent which display their résumés on the website and also, so, you know, you can say it’s a more Internet-based search firm and not a dedicated particular headhunter.

Jonathan London: Sure. And then one last thing along these lines is, can you talk a little bit about who’s ultimately responsible for the issue around the warrants and weakness in internal controls—you know, specifically, is James McCubbin the one that’s responsible and has there been any talk of changes within the audit committee?

James Tong: The warrants—so I think you mentioned two topics. One is warrants evaluation, or categorization from equity into liability. When Jim became the audit chair in 2009, the warrants already existed since January 2008, and then during that period of time the SEC really has changed the rules on categorizing these warrants, therefore he’s not responsible for that. And for—we have discussed with the SEC and all those correspondence has been displayed on the website, in particular, the down round protection, whether it should be included as a liability or equity and in the end, although it’s a gain it was re-categorized as a liability. SEC would like us to display these evaluation differences, or a gain and loss into our filings, and that’s why there is the restatement. So this is not necessarily the responsibility for Jim McCubbin because, you know, at the time, it’s a group effort between legal counsel, audit chair and auditors and the management.

Second of all, for the internal controls, this is more the responsibility of the Company and the financial department, CEO, and also the Board of Directors. Board of Directors are very much aware, you know, we have the internal control on the bilingual and also the GAAP-experienced staff and so we were making effort. So I think this is more a Company responsibility. At this moment, we have no intention to change any members in the audit committee.

Jonathan London: Okay. Thank you.

James Tong: Thanks, Jonathan.

Operator: Thank you. Mr. Tong, there are no further questions at this time. I will turn it back over to you for any closing remarks.

James Tong: Okay. Thanks for…

Operator: Pardon me, actually… I’m sorry to interrupt. It actually looks like we do have one last question.

James Tong: Please do.

Operator: It’s from the line of Rich Becker, a private investor. Please go ahead.

Rich Becker: Yes, thank you. As everyone on the call knows, the stock price suffers, among other things, from a lack of assurance from just the fact that the Chinese market and the small cap market have taken a pretty big hit. With the stock at this price, and someone sort of asked generally this question, you guys have announced a share buyback in June, but then stopped it due to the—you wanted to restate some of the numbers and thought it would be fair to wait for that. So now that the numbers have been restated, why aren’t we hearing about any share buyback?

James Tong: I see. Yes, you are correct that we did announce the share buyback plan and that was following up the previous share buyback since 2009 that was $3 million, and then that was interrupted due to the legal reason and then the restatement. And then when—once we reinitiated, we need to set a plan with our—we actually have the account set up at UBS to buy back shares. The reason we have not made—well, the Time Poly is one of the major holders of TPI. These are actually management shares owned by Dr. Jiang and the other management members, and Time Poly has used its money to buy back 18,000 shares. And the reason it hasn’t bought back more from the Company is because we have limited American dollars during the JCM construction and also another reason is due to the depreciation of American dollar conversion versus RMB. Quite a bit, American dollar has been changing to RMB.

And since we’re paying American dollar for preferred dividend, which is close to $1 million per year and also we paid a common dividend; that will be also close to $1 million per year. And then, on top of that, we have been paying the auditors, legal counsel and so forth. And so, in the end, we are limited on our U.S. dollars to how many shares we can buy back, so we are at the moment to transfer to convert more RMB into American dollars. Due to the Chinese government has limitation on how much you can actually transfer or convert into U.S. dollars, this process has been slow. We are making all the effort to make it happen and make it happen more rapidly, but this is quite different for, like, U.S. dollars converting to Euros. So we are doing our best and hopefully our shareholders can understand.

Rich Becker: Well, just a follow-up, if I may. If everything was okay just a few months ago, and I think you actually started—it looked like you started to buy some shares back in June, so has something dramatically changed just in a few months with that convertibility?

James Tong: No, the convertibility has never—has always been there. The reason that, you know, we announced that is to continue our buyback, you know, the intention from the Company. And we look at the policy and the policies of convertibility, RMB and U.S. dollars, has recently changed—has been recently changed. Through various reasons, you know, the policy makers in China, they have their own reasons, but the limit has been cut down about, I think 40% for how much RMB you can transfer into American dollars. So there have been some changes since then. As I have said before regarding the cost for staying public: paying the auditor and legal counsel fees and all the other costs which will accumulate.

Rich Becker: Yes. Yes, then just to follow up, in terms of significance, you guys mentioned at the beginning of your call that you’re looking for ways to grow, you know, the Company. Obviously, the bottom line is important too, as well as the top line, but with your stock down here, the rate of return of your investment by buying your stock at these levels would far outweigh anything else that the Company would do from a revenue standpoint with the rate of return down here, so you know, it wouldn’t take a significant amount of money down here to dramatically reduce the shares outstanding and then, therefore, dramatically increase the earnings per share.

James Tong: I agree but these needs to be in U.S. dollars and then, you know, we need to have certain amount, let’s say, a few million dollars converted into U.S. dollars from RMB, right? And for the Chinese government, I’m certainly not going into details for the foreign currency policy, but it could be unimaginable for a U.S. person that, you know, there’s certain limit on this and which the limit is quite low, can be like $50,000 or $30,000, but it is really the reality that we’re dealing with. Any higher amount will need to go through quite a stringent and a very comprehensive process which might not get approval and certainly will take quite amount of time. So, we are looking at all the various ways to expedite it, yes. I agree with you.

Rich Becker: Yes, okay. Thank you very much.

James Tong: Thank you.

Operator: Thank you. The next question is a follow-up from the line of Adam Waldo with Lismore Partners. Please go ahead.

Adam Waldo: So my follow-up also is on the share repurchase issue. I believe on the fiscal third quarter call, James, when asked about the amount of cash in the Company, surplus cash balance that was held offshore in U.S. dollar denominated accounts, you answered $15 or $16 million. Is that an accurate recollection on my part? And if so, what’s changed from the end of March in terms of the amount of U.S. dollar availability that would slow your ability to really jump on this deep value opportunity in your stock?

James Tong: No, that was not correct in November.

Adam Waldo: Okay.

James Tong: So we only raised about $15 million so let me recount. So the first raise was $1.60. $1.60 and then it raised about $15 million dollars. After paying the placement agent and advisor fees, there was about $13 million. And the second raise, about $4.9 million and when we get it to our (cross talking).

Adam Waldo: But here you were—on those figures, you’re referring to your various equity offerings, just to be clear, right?

James Tong: Yes.

Adam Waldo: Okay, yes.

James Tong: Yes, so that was altogether about $16 million to TPI and then that’s the total, yes. And then we, you know, we literally had paid about $5 million altogether, or 5 to $6 million paid out in dividends and then common share dividends and then the public listing costs, so in the end, the amount of money really came back to TPI for plant construction was actually not that much.

Adam Waldo: Okay. And… I’m sorry.

James Tong: So in the end, we do not have enough—you know, a few million dollars staying in the offshore accounts to buy back shares.

Adam Waldo: So how much was in the offshore account at the end of the June quarter?

James Tong: At the end of the June quarter, we have less than $10,000.

Adam Waldo: Okay. Okay, thank you.

James Tong: Yes. No problem.

Operator: Thank you. The next question is from the line of John Small, private investor. Please go ahead.

John Small: Actually, my call was just addressed. Thank you.

James Tong: Yes. Please.

Operator: Thank you. There are no further questions at this time. I will turn it back over to you, Mr. Tong.

James Tong: Okay. Thanks for all the investors’ interest in TPI. We are looking for more interactions and communication with our investors, and we will do our best to update for our investors the progress of our JCM and our efforts in pharmaceutical sales and development and will certainly communicate and welcome to our investors to visit our plant and meeting with management. Thanks and keep in touch.

Operator: Ladies and gentlemen, this does conclude the conference call. You may now disconnect and thank you for your participation.